As filed with the Securities and Exchange Commission on August 19, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Seaspan Corporation

(Exact name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mike Rosenwasser

Jim Fox

Vinson & Elkins L.L.P.

666 Fifth Avenue

25th Floor

New York, New York 10103

(212) 237-0000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares, including preferred share purchase rights, par value $0.01(3)	—	—
Preferred Shares(3)	—	—
Warrants(4)	—	—
Rights(5)	—	—
Debt Securities(3)(6)	—	—
Units(7)	—	—
Total	$1,000,000,000	$71,300

(1)	There are being registered hereunder such indeterminate number of common shares, preferred shares, warrants, rights, debt securities and units as will have an aggregate initial offering price not to exceed $1,000,000,000. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.
(3)	Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion of, or in exchange for, any other debt securities or preferred shares that provide for conversion or exchange into other securities.
(4)	Represents warrants to purchase preferred shares, common shares or debt securities which may be issued by Seaspan Corporation.
(5)	The subscription rights to purchase common shares, preferred shares, warrants, debt securities or units will be offered without consideration.
(6)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $1,000,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(7)	An indeterminate number of units as may from time to time be sold at indeterminate prices are being registered hereunder. Units may consist of any combination of the securities registered hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2010

PROSPECTUS

$1,000,000,000

Common Shares

Preferred Shares

Warrants

Rights

Debt Securities

Units

Seaspan Corporation

Through this prospectus, we may offer, from time to time, in one or more series:

•	our common shares;

•	our preferred shares;

•	warrants to purchase common shares, preferred shares or debt securities;

•	rights to purchase common shares, preferred shares, warrants, debt securities or units;

•	debt securities, which may be secured or unsecured senior debt securities; and

•	our units.

The aggregate offering price of the securities issued under this prospectus may not exceed $1,000,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “SSW.” We will provide information in the prospectus supplement for the trading market, if any, for any preferred shares, warrants, rights, debt securities or units that we may offer.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each of our common shares includes one right that, under certain circumstances, entitles the holder to purchase from us a unit consisting of one-thousandth of a preferred share at a purchase price of $25.00 per unit, subject to specified adjustments.

The date of this prospectus is                         , 2010.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. Information contained on our website does not constitute part of this prospectus. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Seaspan Corporation,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its wholly owned subsidiaries and, for periods before our initial public offering, our predecessor, Seaspan Container Lines Limited. References to our Manager are to Seaspan Management Services Limited and its wholly owned subsidiaries that provide us with technical, administrative and strategic services. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the securities, described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, references to Samsung are to Samsung Heavy Industries Co., Ltd. References to HHI are to Hyundai Heavy Industries Co., Ltd. References to HSHI are to Hyundai Samho Heavy Industries Co., Ltd., a subsidiary of HHI. References to Jiangsu are to Jiangsu Yangzijiang Shipbuilding Co., Ltd. References to New Jiangsu are to Jiangsu New Yangzi Shipbuilding Co., Ltd. References to Zhejiang are to Zhejiang Shipbuilding Co. Ltd. References to Odense-Lindo are to Odense-Lindo Shipyard Ltd. Samsung, HHI, HSHI, Jiangsu, New Jiangsu, Zhejiang and Odense-Lindo are commonly referred to as our shipbuilders.

In this prospectus references to CSCL Asia are to China Shipping Container Lines (Asia) Co., Ltd., a subsidiary of China Shipping Container Lines Co., Ltd., or CSCL. References to APM are to A.P. Møller-Mærsk A/S. References to HL USA are to Hapag-Lloyd USA, LLC, a subsidiary of Hapag-Lloyd, AG, or Hapag-Lloyd. References to COSCON are to COSCO Container Lines Co., Ltd., a subsidiary of China COSCO Holdings Company Limited. References to K-Line are to Kawasaki Kisen Kaisha Ltd. References to MOL are to Mitsui O.S.K. Lines, Ltd. References to CSAV are to Compañia Sud Americana De Vapores S.A. References to UASC are to United Arab Shipping Company (S.A.G).

We use the term “twenty foot equivalent unit,” or “TEU,” the international standard measure of containers, in describing the capacity of our containerships, which are also commonly referred to as vessels. In this prospectus, we identify the classes of the vessels in our fleet by their approximate average TEU capacity of the vessels in each class. However, we note that the actual TEU capacity of the vessels may differ from the approximate average TEU capacity.

i

ABOUT SEASPAN

Overview

We are Seaspan Corporation, a Marshall Islands corporation that was incorporated on May 3, 2005. We are an owner of containerships, and we charter them pursuant to primarily long-term, fixed-rate time charters to major container liner companies. As of August 1, 2010, we owned a fleet of 53 containerships and have entered into contracts for the purchase of an additional 10 containerships and contracts to lease an additional six containerships.

Customers for our current fleet are CSCL Asia, HL USA, APM, COSCON, CSAV, MOL, K-Line and UASC. Customers for the additional 16 vessels will include K-Line and COSCON. Our primary objective is to continue to grow our business through accretive vessel acquisitions over the mid- to long-term as market conditions allow.

We deploy all our vessels on primarily long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. As of August 1, 2010, the charters on the 53 vessels in our current fleet had an average remaining term of 7.1 years plus certain options.

Our Fleet

Our Current Fleet

The following table summarizes key facts regarding the 53 vessels as of August 1, 2010:

Vessel Name	Vessel Class (TEU)	Commencement of Charter	Year Built	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
CSCL Zeebrugge	9600	3/15/07	2007	CSCL Asia	12 years	$34.0	(1)
CSCL Long Beach	9600	7/5/07	2007	CSCL Asia	12 years	34.0	(1)
CSCL Oceania	8500	12/4/04	2004	CSCL Asia	12 years + one 3-year option	29.5	(2)
CSCL Africa	8500	1/24/05	2005	CSCL Asia	12 years + one 3-year option	29.5	(2)
COSCO Japan	8500	3/9/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Korea	8500	4/5/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Philippines	8500	4/24/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Malaysia	8500	4/19/10	2010	COSCON	12 years + three one-year options	42.9	(3)
COSCO Indonesia	8500	7/5/10	2010	COSCON	12 years + three one-year options	42.9	(3)
MOL Emerald	5100	4/30/09	2009	MOL	12 years	28.9
MOL Eminence	5100	8/31/09	2009	MOL	12 years	28.9
MOL Emissary	5100	11/20/09	2009	MOL	12 years	28.9
MOL Empire	5100	1/8/10	2010	MOL	12 years	28.9
MSC Sweden	4800	11/6/06	1989	APM	5 years + two 1-year options + one 2-year option	23.5	(4)

Vessel Name	Vessel Class (TEU)	Commencement of Charter	Year Built	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
Cap Victor	4800	11/20/06	1988	APM	5 years + two 1-year options + one 2-year option	23.5	(4)
Cap York	4800	12/6/06	1989	APM	5 years + two 1-year options + one 2-year option	23.5	(4)
MSC Ancona	4800	12/22/06	1989	APM	5 years + two 1-year options + one 2-year option	23.5	(4)
CSCL Hamburg	4250	7/3/01	2001	CSCL Asia	10 years + one 2-year option	18.3	(5)
CSCL Chiwan	4250	9/20/01	2001	CSCL Asia	10 years + one 2-year option	18.3	(5)
CSCL Ningbo	4250	6/15/02	2002	CSCL Asia	10 years + one 2-year option	19.7	(6)
CSCL Dalian	4250	9/4/02	2002	CSCL Asia	10 years + one 2-year option	19.7	(6)
CSCL Felixstowe	4250	10/15/02	2002	CSCL Asia	10 years + one 2-year option	19.7	(6)
CSCL Vancouver	4250	2/16/05	2005	CSCL Asia	12 years	17.0
CSCL Sydney	4250	4/19/05	2005	CSCL Asia	12 years	17.0
CSCL New York	4250	5/26/05	2005	CSCL Asia	12 years	17.0
CSCL Melbourne	4250	8/17/05	2005	CSCL Asia	12 years	17.0
CSCL Brisbane	4250	9/15/05	2005	CSCL Asia	12 years	17.0
New Delhi Express	4250	10/18/05	2005	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Dubai Express	4250	1/3/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Jakarta Express	4250	2/21/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Saigon Express	4250	4/6/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Lahore Express	4250	7/11/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Rio Grande Express	4250	10/20/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Santos Express	4250	11/13/06	2006	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Rio de Janeiro Express	4250	3/28/07	2007	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
Manila Express	4250	5/23/07	2007	HL USA	3 years + seven 1-year extensions + two 1-year options(8)	18.0	(7)
CSAV Loncomilla	4250	4/28/09	2009	CSAV	6 years	25.9
CSAV Lumaco	4250	5/14/09	2009	CSAV	6 years	25.9
CSAV Lingue	4250	5/17/10	2010	CSAV	6 years	25.9
CSAV Lebu	4250	6/7/10	2010	CSAV	6 years	25.9
UASC Madinah	4250	7/1/10	2009	UASC	2 years	20.5	(9)

Vessel Name	Vessel Class (TEU)	Commencement of Charter	Year Built	Charterer	Length of Time Charter	Daily Charter Rate
						(in thousands)
COSCO Fuzhou	3500	3/27/07	2007	COSCON	12 years	19.0
COSCO Yingkou	3500	7/5/07	2007	COSCON	12 years	19.0
CSCL Panama	2500	5/15/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Montevideo	2500	9/6/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL São Paulo	2500	8/11/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Lima	2500	10/15/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Santiago	2500	11/8/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL San Jose	2500	12/1/08	2008	CSCL Asia	12 years	16.8	(10)
CSCL Callao	2500	4/10/09	2009	CSCL Asia	12 years	16.8	(10)
CSCL Manzanillo	2500	9/21/09	2009	CSCL Asia	12 years	16.8	(10)
Guayaquil Bridge	2500	3/8/10	2010	K-Line	10 years	17.9
Calicanto Bridge	2500	5/28/10	2010	K-Line	10 years	17.9

(1)	CSCL Asia has a charter of 12 years with a charter rate of $34,000 per day, increasing to $34,500 per day after six years.
(2)	CSCL Asia has an initial charter of 12 years with a charter rate of $29,500 per day for the first six years, $29,800 per day for the second six years, and $30,000 per day during the option period.
(3)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day and $43,400 per day for the three one-year options.
(4)	APM has an initial charter of five years at $23,450 per day, two consecutive one-year options to charter the vessel at $22,400 and $21,400 per day, respectively, and a final two-year option to charter the vessel at $20,400 per day; provided, however, that APM may declare an initial charter term on one or two vessels that is up to 9 months less than 5 years so long as they declare an initial charter term that is correspondingly greater than 5 years for the same number of vessels. In addition, we pay an affiliate of APM a 0.5% commission on all hire payments for each of the APM charters.
(5)	CSCL Asia has an initial charter of ten years with a charter rate of $18,000 per day for the first five years, $18,300 per day for the second five years, and $19,000 per day for the final two-year option.
(6)	CSCL Asia has an initial charter of ten years with a charter rate of $19,933 per day for the first five years, $19,733 per day for the second five years, and $20,500 per day for the final two-year option.
(7)	HL USA has an initial charter of three years that automatically extends for up to an additional seven years with a charter rate of $18,000 per day, and $18,500 per day for the final two one-year options.
(8)	For these charters, the initial term is three years that automatically extends for up to an additional seven years in successive one-year extensions, unless HL USA elects to terminate the charters with two years’ prior written notice. The charterer is required to pay a termination fee of approximately $8.0 million to terminate a charter at the end of the initial term. The termination fee declines by $1.0 million per year per vessel in years four through nine. The initial terms of the charters for these vessels have expired, and these charters have automatically extended pursuant to their terms.
(9)	UASC has a charter of two years with a charter rate of $20,500 per day for the first year, increasing to $20,850 per day for the second year. In addition, we pay a 1.25% commission to a broker on all hire payments for this charter.
(10)	CSCL Asia has a charter of 12 years with a charter rate of $16,750 per day for the first six years, increasing to $16,900 per day for the second six years.

New Vessel Contracts

One of our principal objectives is to acquire additional containerships over the mid- to long-term as market conditions allow, and to enter into additional primarily long-term, fixed-rate time charters for such ships.

As of August 1, 2010, we contracted to purchase 10 additional containerships and to lease an additional six, all of which are currently or will be under construction. We expect to take delivery of these 16 containerships over approximately the next 21 months.

As at August 1, 2010, the 10 newbuilding containerships that we have contracted to purchase and the six that we have contracted to lease consist of the following vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter(1)	Charterer	Daily Charter Rate		Shipbuilder
				(in thousands)
Hull No. S452	13100	12 years	COSCON	$55.0		HSHI
Hull No. 2177	13100	12 years	COSCON	55.0		HHI
Hull No. S453	13100	12 years	COSCON	55.0		HSHI
Hull No. 2178	13100	12 years	COSCON	55.0		HHI
Hull No. S454	13100	12 years	COSCON	55.0		HSHI
Hull No. 2179	13100	12 years	COSCON	55.0		HHI
Hull No. 2180	13100	12 years	COSCON	55.0		HHI
Hull No. 2181	13100	12 years	COSCON	55.0		HHI
COSCO Thailand	8500	12 years + three one-year options	COSCON	42.9	(2)	HHI
COSCO Pakistan	8500	12 years + three one-year options	COSCON	42.9	(2)	HHI
COSCO Vietnam	8500	12 years + three one-year options	COSCON	42.9	(2)	HHI
Brotonne Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Brevik Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Bilbao Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Berlin Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung
Budapest Bridge	4500	12 years + two three-year options	K-Line	34.3	(3)	Samsung

(1)	Each charter begins upon delivery of the vessel to the relevant charterer.
(2)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day and $43,400 per day for the three one-year options.
(3)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 for the first three-year option period and $42,500 for the second three-year option period.

Management Overview

Our operations are managed by our Manager under the supervision of our board of directors. We have entered into long-term management agreements pursuant to which our Manager and its affiliates will provide us with technical, administrative and strategic services. Our Manager is owned by trusts established for members of the Dennis Washington family and by an entity indirectly owned by certain directors and officers of our Manager.

Corporate Information

We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference in evaluating an investment in us. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of any of our securities could decline, and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

We hereby incorporate by this reference all of our risk factors included in our Annual Report on Form 20-F for the year ended December 31, 2009, or our 2009 Annual Report, or included in any Annual or Quarterly Report on Form 20-F or Form 6-K filed after the date of this prospectus.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for such purposes in any taxable year for which either (i) at least 75% of its gross income consists of certain types of “passive income” or (ii) at least 50% of the average value of the corporation’s assets produce, or are held for the production of, those types of “passive income.” For purposes of these tests, “passive income” includes rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) and does not include income derived from the performance of services.

Based on the current and expected composition of our assets and income (and that of our subsidiaries), we believe that we were not a PFIC for our 2009 taxable year, and we do not expect to become a PFIC with respect to any other taxable year. However, there are legal uncertainties involved in this determination, including Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), in which the United States Court of Appeals for the Fifth Circuit concluded that certain time charters were appropriately characterized as leases rather than service agreements for purposes of the foreign sales corporation provisions of the Internal Revenue Code of 1986, as amended, or the Code. The U.S. Internal Revenue Service, or IRS, recently issued guidance stating that it disagrees with the holding in Tidewater and that the time charters at issue in that case should be treated as service agreements. However, the guidance may not be relied on or cited as precedent, and therefore, no assurance can be given that the IRS would not disagree with our position. Further, our PFIC status for any taxable year will not be determinable until after the end of such taxable year, and accordingly, there can be no assurance that we will not be treated as PFIC for any future taxable year. If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. shareholders if we are treated as a PFIC, please read “U.S. Federal Tax Considerations—PFIC Status and Significant Tax Consequences.”

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, for repayment of indebtedness, for working capital, to make vessel acquisitions or for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	For the Six Months Ended June 30, 2010	For the Years Ended December 31,				January 1 to August 11, 2005 (1)	August 12 to December 31, 2005
		2009	2008	2007	2006
Ratio of earnings to fixed charges(2)	(4.7)	2.6	(1.7)	0.5	2.6	1.8	6.9
Dollar amount (in thousands) of deficiency in earnings to fixed charges	176,175	—	261,229	29,904	—	—	—

(1)	Represents data from our predecessor for the period prior to our initial public offering.

(2)	For purposes of calculating the ratios of earnings to fixed charges:

•

“earnings” consist of pre-tax income from continuing operations prepared under United States generally accepted accounting principles (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees; and

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount.

The ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus and has been calculated in accordance with SEC rules and regulations. This ratio is different from the ratios that we are required to maintain under our credit facilities and may not be a ratio used by investors to evaluate our overall operating performance.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Shares

Under our articles of incorporation, our authorized shares consist of 200,000,000 common shares (referred to in our articles of incorporation as the Class A Common Shares), par value $0.01 per share, 25,000,000 subordinated shares (referred to in our articles of incorporation as the Class B Common Shares), par value $0.01 per share, 100 incentive shares (referred to in our articles of incorporation as the Class C Common Shares), par value $0.01 per share, and 65,000,000 shares of preferred shares (referred to in our articles of incorporation as the Preferred Shares), par value $0.01 per share. On November 1, 2008, the 7,145,000 Class B Common Shares were converted to Class A Common Shares. As of August 1, 2010, 68,171,923 common shares, no subordinated shares, 100 incentive shares and 460,000 preferred shares are issued and outstanding.

Class A Common Shares

As of August 1, 2010, 68,171,923 common shares were issued and outstanding.

Class B Common Shares

On November 1, 2008, all issued and outstanding Class B Common Shares were converted to Class A Common Shares, and as of August 1, 2010, no Class B Common Shares were issued and outstanding.

Class C Common Shares

As of August 1, 2010, 100 incentive shares were issued and outstanding.

Series A Preferred Shares

As of August 1, 2010, there were 200,000 Series A Preferred Shares issued and outstanding. The Statement of Designation for the Series A Preferred shares permits us to issue and sell an additional 115,000 Series A Preferred Shares.

Series B Preferred Shares

As of August 1, 2010, there were 260,000 Series B Preferred Shares issued and outstanding.

Transfer Agent

The registrar and transfer agent for the common shares is American Stock Transfer and Trust Company, LLC.

Listing

Our common shares are listed on The New York Stock Exchange under the symbol “SSW.”

Characteristics of Our Capital Stock

A more detailed description of our capital stock and the terms of our shareholder rights plan can be found under the heading “Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A (File No. 001-32591), filed with the SEC on August 2, 2005. In addition, the rights, preferences and restrictions of the Series A and Series B Preferred Shares are set forth in the Statement of Designation of the Series A Preferred Shares and the Series B Preferred Shares, respectively, which are filed as exhibits to the registration statement of which this prospectus forms a part, and described more fully in the section of our 2009 Annual Report entitled “Information on the Company—B. Business Overview—Recent Equity Offerings—Our Series A Preferred Share Offering,” which is incorporated by reference into this prospectus. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

DESCRIPTION OF PREFERRED SHARES

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•

the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

See “Description of Capital Stock” in this prospectus for information about our issued and outstanding Series A and Series B Preferred Shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF THE WARRANTS

General Description of Warrants

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants. The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number or principal amount of securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the warrants may be exercised;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number or principal amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date or on specified dates set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void unless the expiration date is otherwise extended in accordance with the terms of the applicable warrants. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until you exercise your warrants to purchase securities, you will not have any rights as a holder of such securities, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common shares, preferred shares, warrants, debt securities or units. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

We will enter into a rights agent agreement with a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. A copy of the rights certificates relating to each series of rights will be filed with the SEC. The prospectus supplement relating to a particular offering of rights will describe the terms of the rights, including, among other things, the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued;

•	the exercise price payable for each common share, preferred share, warrant or unit of debt securities upon the exercise of the rights;

•	the number and terms of the common shares, preferred shares, warrants or units of debt securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

DESCRIPTION OF THE DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under an indenture to be dated as of a date on or prior to our initial issuance of the debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, and our subordinated debt securities would be issued under a subordinated indenture. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement and an applicable supplemental indenture, the senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt, and the subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all of our senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the applicability of the provisions described under “Defeasance;”

•	if the series of debt securities will be convertible into, or exchangeable for, our common stock or other securities, or subordinated in right of payment to our senior debt;

•	if the debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security or pledge;

•

if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if required;

•	whether and how you can instruct it to send you debt securities registered in your own name so that you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold debt securities in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “Legal Ownership—Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations when Global Security will be Terminated

In a few special situations described in the next paragraph, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described under “Legal Ownership” in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days.

•	When we notify the trustee that we wish to terminate the global security.

•

When an event of default on the securities has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time. (Default is discussed later under “Default and Related Matters.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

IN THE REMAINDER OF THIS DESCRIPTION “YOU” MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED “STREET NAME AND OTHER INDIRECT HOLDERS.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights in several Special Situations, such as if we merge with another company, or if we want to change a term of the debt securities via Modification and Waiver;

•	A Defeasance clause and a Satisfaction and Discharge provision, each of which may allow for us to be completely released from our payment and other obligations on the debt securities; and

•	Your rights if we Default.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•

the successor (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

•

immediately before and after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

Modification and Waiver

We may modify or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to evidence the succession under the indenture of another person to us and to provide for its assumption of our obligations to holders of debt securities;

•

to make any changes that would add any additional covenants of us for the benefit of the holders of debt securities or that do not adversely affect the rights under the indenture of the holders of debt securities in any material respect;

•	to add any additional events of default;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•

to add to, change or eliminate provisions of the indenture in respect of one or more series of securities, provided such addition, change or elimination shall become effective only when there is no such security outstanding;

•	to secure the debt securities;

•	to establish the form or terms of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

•	to cure any ambiguity, defect or inconsistency; or

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior debt.

Other modifications and amendments of an indenture may be made by us and the applicable trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

•

modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the holders of the subordinated debt securities;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver; or

•	following the making of an offer to purchase debt securities from any holder that has been made pursuant to a covenant in such indenture, modify such covenant in a manner adverse to such holder.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance

We may be completely released from our payment and other obligations on the debt securities. The following discussion of defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

If there is a change in federal tax law, or if we obtain a ruling from the Internal Revenue Service, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full or legal defeasance, if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

There must be a change in federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, the tax law change described above.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•

we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•

all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What is an Event of Default?

The term “event of default” means any of the following:

•

failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

•	failure to perform or comply with the provisions relating to mergers and similar events;

•

failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•

any debt of ourself or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $40.0 million;

•

any judgment or decree for the payment of money in excess of $40.0 million is entered against us or any significant subsidiary and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non-payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of us, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of our assets and liabilities,

then the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other of our indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to our senior indebtedness may recover more ratably than the holders of our subordinated debt securities.

Subject to the payment in full of all of our senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by us, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Concerning the Trustee

The prospectus supplement relating to any series of debt securities will identify the trustee and describe any other relationships we may have with the trustee.

The indenture will contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture) it must eliminate such conflict or resign.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, warrants, rights and debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of the Rights,” and “Description of the Warrants,” will apply to each unit and to any common stock, preferred stock, warrant, right or debt security included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

U.S. FEDERAL TAX CONSIDERATIONS

The following is a discussion of the expected material U.S. federal income tax considerations applicable to us and the ownership and disposition of our common shares. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final and temporary regulations promulgated thereunder, or the Treasury Regulations, administrative rulings and pronouncements and judicial decisions, all as in effect currently and during the year ended December 31, 2009, or our 2009 Year, and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us or an investment in us. No ruling has been or will be requested from the IRS regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

U.S. Federal Income Taxation of Our Company

Taxation of Operating Income

Unless exempt from U.S. federal income taxation under the rules contained in Section 883 of the Code, a non-U.S. corporation that earns U.S. source “transportation income” is subject to U.S. federal income taxation under one of two alternative tax regimes: (i) the net basis tax and branch profits tax or (ii) the 4% gross basis tax. For this purpose, “transportation income” includes income from the use (or hiring or leasing for use) of a vessel to transport cargo and the performance of services directly related to the use of any vessel to transport cargo and, thus, includes time charter or bareboat charter income. Further, for this purpose, (i) transportation income attributable to transportation that either begins or ends, but that does not both begin and end, in the United States, or U.S. Source International Transportation Income, is considered to be 50% derived from sources within the United States, (ii) transportation income attributable to transportation that both begins and ends in the United States, or U.S. Source Domestic Transportation Income, is considered to be 100% derived from sources within the United States, and (iii) transportation income attributable to transportation exclusively between non-U.S. destinations is considered to be 100% derived from sources outside the United States.

We believe that we did not earn any U.S. Source Domestic Transportation Income during our 2009 Year, and we expect that we will not earn any such income in future years. However, certain of our activities gave rise to U.S. Source International Transportation Income during our 2009 Year, and future expansion of our operations could result in an increase in the amount of our U.S. Source International Transportation Income. Unless the exemption from tax under Section 883 of the Code, or the Section 883 Exemption, applies, our U.S. Source International Transportation Income generally will be subject to U.S. federal income taxation under either the net basis tax and branch profits tax or the 4% gross basis tax, both of which are discussed below.

The Net Basis Tax and Branch Profits Tax

If the Section 883 Exemption does not apply, the U.S. source portion of our U.S. Source International Transportation Income may be treated as effectively connected with the conduct of a trade or business in the United States, or Effectively Connected Income, if we have a fixed place of business in the United States involved in the earning of U.S. Source International Transportation Income and substantially all of our U.S. Source International Transportation Income is attributable to “regularly scheduled” transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate is currently 35%) as well as a 30% branch profits tax imposed under Section 884 of the Code. In addition, a 30% branch profits tax could be imposed on certain interest paid, or deemed paid, by us.

If we were to sell a vessel that has produced Effectively Connected Income, we generally would be subject to the net basis corporate income tax as well as to the 30% branch profits tax with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the gain is not attributable to an office or other fixed place of business maintained by us in the United States under U.S. federal income tax principles.

We believe that during our 2009 Year we did not have a fixed place of business in the United States. As a result, we believe that none of our U.S. Source International Transportation Income earned during our 2009 Year is treated as Effectively Connected Income. While we do not expect to acquire a fixed place of business in the United States, there is no assurance that we will not have, or will not be treated as having, a fixed place of business in the United States in the future, which may result in our U.S. Source International Transportation Income being treated as Effectively Connected Income and our being subject to the net basis tax and branch profits tax as described above.

The 4% Gross Basis Tax

Provided we are not subject to the net basis tax and the branch profits tax described above, we generally will be subject to a 4% U.S. federal income tax on the U.S. source portion of our U.S. Source International Transportation Income (without benefit of deductions) unless the Section 883 Exemption applies (as more fully described below) and we file a U.S. federal income tax return to claim that exemption.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, or the Section 883 Regulations, it will not be subject to the net basis tax and branch profits tax or the 4% gross basis tax described above on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

A non-U.S. corporation will qualify for the Section 883 Exemption if, among other things, it satisfies the following three requirements:

(i)	it is organized in a jurisdiction outside the United States that grants an exemption from tax to U.S. corporations on the types of U.S. Source International Transportation Income that the non-U.S. corporation earns, or an Equivalent Exemption;

(ii)	it satisfies one of the following three ownership tests: (a) the Qualified Shareholder Test, (b) the Controlled Foreign Corporation Test, or (c) the Publicly Traded Test; and

(iii)	it meets certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an exemption from tax to U.S. corporations on the type of income we have earned and are expected to earn; therefore, we meet the first requirement for the Section 883 Exemption.

Regarding the second requirement for the Section 883 Exemption, we do not believe that we met the Qualified Shareholder Test or the Controlled Foreign Corporation Test with respect to our 2009 Year, and we do not expect to meet those tests in future years. The analysis of our ability to meet the Publicly Traded Test follows.

The Publicly Traded Test

In order to meet the Publicly Traded Test, the stock of the non-U.S. corporation at issue must be “regularly traded” and “primarily traded” on one or more established securities markets either in the United States or in a jurisdiction outside the United States that grants an Equivalent Exemption. Stock of a non-U.S. corporation will be considered to be regularly traded on an established securities market if such stock satisfies certain listing and trading requirements. Generally, the listing requirement will be satisfied if one or more classes of the non-U.S. corporation’s stock that, in the aggregate, represent more than 50% of the vote and value of all of the corporation’s outstanding stock are listed on an established market during such year. The trading volume requirement generally will be satisfied if, with respect to each class of stock relied on to meet the listing requirement, (i) trades in such class are effected, other than in minimal quantities, on an established securities market on at least 60 days during the taxable year and (ii) the aggregate number of shares in such class of stock that are traded on an established securities market during the taxable year is at least 10% of the average number of shares outstanding in that class during the taxable year (with special rules for short taxable years). Alternatively, if the stock of the non-U.S. corporation is traded during the taxable year on an established securities market in the United States and the stock is “regularly quoted by dealers making a market in the stock” within the meaning of the Section 883 Regulations, the stock will be considered regularly traded on an established securities market in the United States. Notwithstanding these rules, a class of stock will not be treated as regularly traded on an established securities market if, for more than half of the number of days during the taxable year, one or more 5% shareholders (i.e., a shareholder that holds, directly, indirectly or constructively, at least 5% of the vote and value of a class of stock) own in the aggregate 50% or more of the vote and value of that class, unless the corporation can establish that a sufficient proportion of such shareholders are “qualified shareholders” for purposes of the Section 883 Exemption so as to preclude other persons who are 5% shareholders from owning 50% or more of the value of that class for more than half the days during the taxable year. For purposes of the Section 883 Exemption, qualified shareholders include individual residents of jurisdictions that grant an Equivalent Exemption and non-U.S. corporations organized in jurisdictions that grant an Equivalent Exemption and that meet the Publicly Traded Test.

The stock of a non-U.S. corporation will be considered to be “primarily traded” on one or more established securities market in a given country if, with respect to the class or classes of stock relied on to meet the regularly traded requirement described above, the number of shares of each such class of stock that are traded on established securities markets in that country exceeds the number of shares in such class that are traded during that year on established securities markets in any other single country.

Because our common shares are and have been traded solely on the New York Stock Exchange, which is considered to be an established securities market in the United States, we believe our common shares are and have been primarily traded on an established securities market for purposes of the Publicly Traded Test. Additionally, we believe our common shares represented more than 50% of our outstanding stock by voting power and value during our 2009 Year, our common shares satisfied the listing and trading volume requirements described above for our 2009 Year, and 50% or more of common shares were not owned by 5% shareholders at any time during such year. Consequently, we believe we satisfied the Publicly Traded Test, and therefore qualified for the Section 883 Exemption, for our 2009 Year.

While there can be no assurance that we will continue to meet the requirements of the Publicly Traded Test and while our board of directors could determine that it is in our best interests to take an action that would result in our not being able to satisfy the Publicly Traded Test, we expect to continue to satisfy the requirements of the Publicly Traded Test and the Section 883 Exemption for future years.

U.S. Federal Income Taxation of U.S. Shareholders

As used herein, the term “U.S. Shareholder” means a beneficial owner of our common shares that is (i) an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes), (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion applies only to beneficial owners of our common shares that own the shares as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, partnerships or other pass-through entities and their investors or former citizens or long-term residents of the United States) or shareholders that will hold our common shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds our common shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor to determine the appropriate tax treatment to you of the partnership’s ownership of our common shares.

This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of our common shares. Shareholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our common shares.

Distributions on Our Common Shares

Subject to the discussion below regarding the rules applicable to passive foreign investment companies, or PFICs, any distributions made by us with respect to our common shares to a U.S. Shareholder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail in the paragraph below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Shareholder’s tax basis in our common shares on a dollar-for-dollar basis and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Shareholder held the common shares for more than one year. U.S. Shareholders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our common shares will be treated as foreign source income and generally will be treated as “passive category income.”

Dividends received with respect to our common shares by a U.S. Shareholder who is an individual, trust or estate, or a U.S. Individual Shareholder, generally will be treated as qualified dividend income that is taxable to such U.S. Individual Shareholder at preferential capital gain tax rates, provided that: (i) our common shares are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which our common shares are currently traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below); and (iii) the U.S. Individual Shareholder has owned our common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S. Individual Shareholder, and any dividends paid on our common shares that are not eligible for these preferential tax rates generally are taxed as ordinary income to a U.S. Individual Shareholder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on or after January 1, 2011 will be taxed at rates applicable to ordinary income.

Special rules may apply to any amounts received in respect of our common shares that are treated as “extraordinary dividends.” Generally, an extraordinary dividend is a dividend with respect to a common share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such common share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on our common shares that is treated as qualified dividend income, then any loss recognized by a U.S. Individual Shareholder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of the amount of such dividend.

The recently enacted Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010 will impose a 3.8% Medicare tax on certain investment income, including dividends, earned by individuals, estates or trusts for taxable years beginning after December 31, 2012.

Consequences of Possible CFC Classification

If more than 50 percent of either the total combined voting power of our outstanding shares entitled to vote or the total value of all of our outstanding shares were owned, directly, indirectly or constructively, by citizens or residents of the United States, U.S. partnerships or corporations, or U.S. estates or trusts (as defined for U.S. federal income tax purposes), each of which owned, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding shares entitled to vote (each, a CFC Shareholder), we could be treated as a controlled foreign corporation, or a CFC. CFC Shareholders are treated as receiving current distributions of their shares of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC. Although we do not believe we are or will become a CFC, U.S. persons purchasing a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder in the event we become a CFC in the future.

Sale, Exchange or Other Disposition of Our Common Shares

Subject to the discussion of PFICs, below, a U.S. Shareholder generally recognizes capital gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the shareholder from such sale, exchange or other disposition and the shareholder’s tax basis in such shares. A U.S. Shareholder’s ability to deduct capital losses is subject to certain limitations.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of our common shares will be (i) treated as long-term capital gain or loss if the U.S. Shareholder’s holding period is greater than one year at the time of the sale, exchange or other disposition and (ii) generally treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Shareholders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Shareholder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of our subsidiaries) consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or (ii) at least 50% of the average value of the assets held by us (including the assets of our subsidiaries) is attributable to assets that produce passive income or are held for the production of passive income. For purposes of determining whether we are a PFIC, income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.

Based on the composition of our assets and income (and that of our subsidiaries) for our 2009 Year, we believe that we were not a PFIC for such year. Furthermore, based on the expected composition of our assets and income (and that of our subsidiaries), we do not expect to become a PFIC with respect to any future years. Our belief in this regard is based principally on the position that, for purposes of determining whether we are a PFIC, the majority, if not all, of the gross income we derive (or are deemed to derive) from the chartering activities of our wholly owned subsidiaries should constitute service income rather than rental income. Correspondingly, such income should not constitute passive income, and the assets owned and operated by us or our subsidiaries in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. However, there is no legal authority specifically relating to the statutory provisions governing PFICs or relating to circumstances substantially similar to ours. Moreover, in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit concluded that certain time charters were appropriately characterized as leases rather than service agreements for purposes of the foreign sales corporation provisions of the Code. While the IRS recently issued guidance stating that it disagrees with the holding in Tidewater and further stated that the time charters at issue there should be treated as services agreements, the guidance cannot be relied on or otherwise cited as precedent by taxpayers. Therefore, no assurance can be given that the IRS will agree with our position.

Although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our common shares may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our common shares (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Shareholder generally would be subject to one of three different U.S. income tax regimes, depending on whether the shareholder makes certain elections.

Taxation of U.S. Shareholders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Shareholder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the shareholder’s taxable year regardless of whether the shareholder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The shareholder’s adjusted tax basis in our common shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the shareholder’s adjusted tax basis in our common shares. The shareholder generally would recognize capital gain or loss on the sale, exchange or other disposition of our common shares.

A U.S. Shareholder would make a QEF Election with respect to any year that we are a PFIC by filing one copy of IRS Form 8621 with his U.S. federal income tax return and a second copy in accordance with the instructions to such form.

Taxation of U.S. Shareholders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our common shares are treated as “marketable stock,” then a U.S. Shareholder would be allowed to make a “mark-to-market”

election with respect to our common shares, provided the shareholder completes and files IRS Form 8621 in accordance with the relevant instructions. If that election is made, the shareholder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our common shares at the end of the taxable year over the shareholder’s adjusted tax basis in our common shares. The shareholder also would be permitted an ordinary loss in respect of the excess, if any, of the shareholder’s adjusted tax basis in our common shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The shareholder’s tax basis in our common shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the shareholder.

Taxation of U.S. Shareholders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Shareholder did not make either a QEF Election or a mark-to-market election for that year, the shareholder would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the shareholder on our common shares in a taxable year in excess of 125% of the average annual distributions received by the shareholder in the three preceding taxable years, or, if shorter, the shareholder’s holding period for our common shares), and (ii) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the shareholder’s aggregate holding period for our common shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the shareholder would be taxed as ordinary income; and

•

the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax.

Additionally, if the shareholder is an individual who dies while owning our common shares, such shareholder’s successor generally would not receive a step-up in tax basis with respect to such shares.

U.S. Federal Income Taxation of Non-U.S. Shareholders

A beneficial owner of our common shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Shareholder is referred to as a non-U.S. Shareholder.

Distributions on Our Common Shares

In general, a non-U.S. Shareholder is not subject to U.S. federal income tax on distributions received from us with respect to our common shares unless the distributions are effectively connected with the shareholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the shareholder maintains in the United States).

Sale, Exchange or Other Disposition of Our Common Shares

In general, a non-U.S. Shareholder is not subject to U.S. federal income tax on any gain resulting from the disposition of our common shares unless (i) such gain is effectively connected with the shareholder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the shareholder maintains in the United States) or (ii) the shareholder is an individual who is present in the United States for 183 days or more during the taxable year in which those shares are disposed (and certain other requirements are met).

Backup Withholding and Information Reporting

In general, payments of distributions or the proceeds of a disposition of our common shares to a non-corporate U.S. Shareholder will be subject to information reporting requirements. These payments to a non-corporate U.S. Shareholder also may be subject to backup withholding if the shareholder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Shareholders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing U.S. federal income tax return with the IRS.

NON-U.S. TAX CONSIDERATIONS

Marshall Islands Tax Consequences

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the common shares.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

Canadian Federal Income Tax Consequences

The following discussion is the opinion of Farris, Vaughan, Wills & Murphy LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of common shares acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty) resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us (U.S. Resident Holders). Holders that are United States limited liability companies should consult their own tax advisors.

Subject to the assumptions below, under the Canada Tax Act, no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of our shares. This opinion is based upon the assumptions that we are not a resident in Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which such shares pertain and, in addition, do not use or hold and are not deemed or considered to use or hold such shares in the course of carrying on a business in Canada. We will not be resident in Canada in a taxation year if our principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of the year. Income earned in Canada by a non-resident corporation from the operation of a ship in international traffic, and gains realized from the disposition of ships used principally in international traffic, are not included in a non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident. For a further discussion, separate from this opinion, of the tax consequences of us becoming a resident in Canada, please read “Risk Factors—Tax Risks” in our latest Annual Report on Form 20-F.

Each prospective shareholder is urged to consult his tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of his investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of him.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common shares in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee		$71,300
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Listing Fee		*
FINRA Filing Fee		*
Blue Sky Fees and Expenses		*
Transfer Agent’s Fees and Expenses		*
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel to Marshall Islands Law, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia and by Vinson & Elkins L.L.P., New York, New York. Farris, Vaughan, Wills & Murphy LLP and Vinson & Elkins L.L.P. may rely on the opinions of Reeder & Simpson, P.C. for all matters of Marshall Islands law.

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any accompanying prospectus supplement through one or more underwriters for public offering and sale, and we also may sell securities to investors directly, through the exercise of warrants or rights, or through one or more broker-dealers or agents.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions (which may involve crosses and block transactions), including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market.

We may sell the securities directly or through agents designated by us from time to time, including in connection with a distribution to our security holders of rights to purchase such securities. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

We may offer our units into an existing trading market on terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

We may offer securities solicited directly by us and sell directly to institutional investors or offers, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Because FINRA views our common units as a direct participation program, any offering of common units under the registration statement, of which this prospectus forms a part, will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2009 and 2008 and for each of the three years in the three year period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financing reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $1,000,000,000 of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of warrants, rights and debt securities, the specific terms of the securities.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Current Reports on Form 6-K, dated May 13, 2010, June 4, 2010 and August 5, 2010;

•	Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Commission on March 19, 2010; and

•

The description of our securities contained in (a) our registration statement on Form 8-A (File No. 001-32591), filed with the SEC on August 2, 2005 and (b) any amendment or report filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre 141

Connaught Road West

Hong Kong

China

(852) 2540-1686

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company and our executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Hong Kong would (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws, or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	our expectations relating to dividend payments and our ability to make such payments;

•	pending acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•

our financial condition and liquidity, including our ability to borrow funds under our credit facilities and to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	our expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

•	our continued ability to enter into primarily long-term, fixed-rate time charters with our customers;

•	our ability to leverage to our advantage our Manager’s relationships and reputation in the containership industry;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	the financial condition of our shipyards, charterers, lenders, refund guarantors and other counterparties and their ability to perform their obligations under their agreements with us;

•	potential liability from future litigation; and

•	other factors discussed in the section titled “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

Seaspan Corporation

PROSPECTUS

                         , 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits.

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement for equity securities

1.2*	Form of Underwriting Agreement for debt securities

4.1	Specimen of Share Certificate of Seaspan Corporation (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, filed with the Commission on July 21, 2005 (File No. 333-1267621))

4.2*	Form of Preferred Share Certificate for Seaspan Corporation

4.3	Form of Senior Indenture

4.4	Form of Subordinated Indenture

4.5*	Form of debt securities (included in Exhibits 4.3 and 4.4)

4.6*	Form of Warrant Agreement

4.7*	Form of Warrant Certificate

4.8*	Form of Subscription Rights Agreement

4.9*	Form of Subscription Rights Certificate

4.10*	Form of Unit Agreement and Unit Certificate

4.11	Statement of Designation of the 12% Cumulative Preferred Shares—Series A, dated January 22, 2009 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 6-K (File No. 1-32591), filed with the SEC on February 2, 2009)

4.12	Statement of Designation of the Cumulative Preferred Shares—Series B, dated May 27, 2010 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 6-K (File No. 1-32591), filed with the SEC on June 4, 2010)

5.1	Opinion of Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation, as to the validity of the securities being issued

8.1	Opinion of Vinson & Elkins L.L.P., United States Counsel to Seaspan Corporation, with respect to certain tax matters

Exhibit Number	Description
8.2	Opinion of Reeder & Simpson, P.C., Marshall Islands Counsel to Seaspan Corporation, with respect to certain tax matters

8.3	Opinion of Farris, Vaughan, Wills & Murphy LLP, Canadian Counsel to Seaspan Corporation, with respect to certain tax matters

23.1	Consent of KPMG LLP

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

23.3	Consent of Reeder & Simpson, P.C. (included in Exhibits 5.1 and 8.2)

23.4	Consent of Farris, Vaughan, Wills & Murphy LLP (included in Exhibit 8.3)

24.1	Powers of attorney (included on signature page)

25.1**	Form T-1 Statement of Eligibility respecting the senior indenture

25.2**	Form T-1 Statement of Eligibility respecting the subordinated indenture

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.
**	To be filed in accordance with Section 310(a) of the Trust Indenture Act of 1939, as amended.

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, if any securities not taken by existing securityholders are to be offered to the public, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(9)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China on August 19, 2010.

SEASPAN CORPORATION

By:	/S/ GERRY WANG
Name:	Gerry Wang
Title:	Chief Executive Officer

Each person whose signature appears below appoints Gerry Wang and Kyle Washington, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/S/ KYLE WASHINGTON Kyle Washington	Chairman of the Board	August 19, 2010

/S/ GERRY WANG Gerry Wang	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2010

/S/ SAI W. CHU Sai W. Chu	Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2010

/S/ GEORGE H. JUETTEN George H. Juetten	Director	August 19, 2010

/S/ PETER LORANGE Peter Lorange	Director	August 19, 2010

/S/ PETER S. SHAERF Peter S. Shaerf	Director	August 19, 2010

/S/ GRAHAM PORTER Graham Porter	Director	August 19, 2010

/S/ JOHN C. HSU John C. Hsu	Director	August 19, 2010

/S/ NICHOLAS A. PITTS-TUCKER Nicholas A. Pitts-Tucker	Director	August 19, 2010

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of, has signed this registration statement in the City of Newark, State of Delaware, on August 19, 2010.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Authorized Representative in the United States